Exhibit 23.2

KPMG LLP
345 Park Avenue
New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 13, 2023, with respect to the consolidated financial statements of Greenbacker Renewable Energy Company LLC and Subsidiaries incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

New York, New York
February 13, 2023